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                              FOR IMMEDIATE RELEASE

                              Michael J. Monahan  612-293-2809 (Tel)
                                                  612-225-3123 (Fax)


                         ECOLAB DECLARES 2 FOR 1 STOCK SPLIT;
                              RAISES DIVIDEND 19 PERCENT


     ST. PAUL, Minn., December 15, 1997: Ecolab Inc.'s Board of Directors announced today that it has approved a 2 for 1 split of the company's common stock. The stock split will be in the form of a 100% stock dividend and will be payable January 15, 1998 to shareholders of record at the close of business on December 26, 1997.

     The Board of Directors also declared a quarterly cash dividend of $0.19 on pre-split common shares ($0.095 per share on a post-split basis), also payable January 15, 1998 to shareholders of record at the close of business on December 26, 1997. The new indicated annual cash dividend of $0.76 per pre-split share ($0.38 per share on a post-split basis) represents a 19% increase over the previous annual cash dividend.

     Ecolab has paid cash dividends for 61 consecutive years. Ecolab last declared a stock split (also 2 for 1) in December 1993. The cash dividend has been increased for six consecutive years; the last increase was declared in December 1996.

     Allan L. Schuman, President and Chief Executive Officer of Ecolab, commented, "Both the stock split and dividend increase reflect the success Ecolab has achieved through the dedicated and

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aggressive efforts of our people, our focused and effective strategies and our superior products, equipment and systems. Ecolab has enjoyed record earnings performance in each of the last five years, and this has been reflected in the strong price appreciation of our stock. The substantial dividend increase and stock split announced today reflects these gains and our optimism for further progress in 1998.

     "We are proud of our accomplishments this year, but remain cognizant of the need to increase our aggressive efforts to continue as the service, product and technology leader in our industry. We believe we have the plans, people and systems in place to achieve this excellent performance and to exploit the expanding opportunities our marketplace offers."

     Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1996, Ecolab reported sales of $1.5 billion; including European joint venture sales of $0.9 billion, Ecolab's global sales coverage was $2.4 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

     Ecolab news releases and other investor information are available on the Internet at www.ecolab.com; and by telephone at 1-800-FACT-ECL.

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